Exhibit 99.1

First National Bancshares Inc., Announces Earnings

    BRADENTON, Fla.--(BUSINESS WIRE)--Jan. 13, 2004--First National Bancshares Inc. (Nasdaq:FBMT), a Bradenton based holding company and parent of 1st National Bank & Trust, has announced preliminary year-end 2003 results.
    Total assets increased 25% from $222 million to $277 million. Loans increased 31% from $158 million to $207 million, and deposits and repurchase agreements grew 25% from $196 million to $245 million.
    Investment and trust assets under management increased 29% from $78 million to $101 million.
    Net income decreased by 15% to $2.15 million, compared to $2.53 million that was reported at year-end 2002. However, income for this period represents the second highest earnings year for the bank. In 2003, profitability was effected by non-recurring expenses due to normal loan loss reserve allocation pertaining to the increase in loan growth and to startup costs associated with the new Sarasota Office.
    1st National Bank & Trust is this area's oldest independent bank with six offices in Manatee and Sarasota Counties. More information can be obtained through the bank's website at http://www.firstnbt.com, or online through the stock symbol FBMT.

    CONTACT: 1st National Bank & Trust, Bradenton
             Paul Welsh, 941-746-4964 Ext. 103